Exhibit 10.3

SURF AIR MOBILITY INC.

Senior Secured Term Note due 2028

Certificate No. 1

SURF AIR MOBILITY INC., a Delaware corporation (the “Company”), for value received, promises to pay to HIGH TRAIL SPECIAL SITUATIONS LLC (the “Initial Holder”), or its registered assigns, one hundred percent (100%) of the principal sum of thirty million dollars ($30,000,000) (such principal sum, the “Principal Amount”) on January 1, 2028, and to pay any outstanding interest thereon, as provided in this Note, in each case, as provided in and subject to the other provisions of this Note, including the earlier redemption or repurchase of this Note.

Unless otherwise indicated, references herein to “dollars” or “$” are to U.S. dollars.

Additional provisions of this Note are set forth on the other side of this Note.

[The Remainder of This Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, Surf Air Mobility Inc. has caused this instrument to be duly executed as of the date set forth below.

SURF AIR MOBILITY INC.

Date: July 1, 2026 By:

Name:

Title:

(Signature Page to Senior Secured Term Note due 2028, Certificate No. 1)

SURF AIR MOBILITY INC.

Senior Secured Term Note due 2028

This Note (this “Note” and, collectively with any Note issued in exchange therefor or in substitution thereof, the “Notes”) is issued by SURF AIR MOBILITY INC., a Delaware corporation (the “Company”), and designated as its “Senior Secured Term Notes due 2028”.

Section . Definitions.

“Affiliate” has the meaning set forth in Rule 144 under the Securities Act.

“ATM Sales Agreement” has the meaning set forth in Section 8(X).

“Authorized Denomination” means, with respect to the Notes, a Principal Amount thereof equal to $1,000 or any integral multiple of $1,000 in excess thereof, or, if such Principal Amount then-outstanding is less than $1,000, then such outstanding Principal Amount.
“Bankruptcy Law” means Title 11, United States Code, or any similar U.S. federal or state or non-U.S. law for the relief of debtors.
“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act on behalf of such board.
“Business Combination Event” has the meaning set forth in Section 9.
“Business Day” means any day other than a Saturday, a Sunday or any day on which commercial banks in The City of New York are authorized or required by law or executive order to close or be closed; provided, however, for clarification, commercial banks in The City of New York shall not be deemed to be authorized or required by law or executive order to close or be closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York are open for use by customers on such day.
“Capital Lease” means, with respect to any Person, any leasing or similar arrangement conveying the right to use any property, whether real or personal property, or a combination thereof, by that Person as lessee that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of such Person.
“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a Capital Lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.
“Cash” means all cash and liquid funds.
“Cash Equivalents” means, as of any date of determination, any of the following: () marketable securities () issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or () issued by any agency of the United States Government, the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; () marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service; () commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from Standard & Poor’s Corporation or at least P-1 from Moody’s Investors Service; () certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any commercial bank organized under the laws of the United States or any state thereof, or the District of Columbia that () is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and () has Tier 1 capital (as defined in such regulations) of not less than $5,000,000,000; and () shares of any money market mutual fund that () has substantially all of its assets invested continuously in the types of investments referred to in clauses (A) and (B) above, () has net assets of not less than $5,000,000,000, and () has the highest rating obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service.

“Cash Sweep Amount” means, with respect to all Cash Sweep Dispositions, fifty percent (50%) of the gross cash or cash equivalents proceeds to the Company from all such Cash Sweep Dispositions.

“Cash Sweep Certification” has the meaning set forth in Section 4(D)(ii).

“Cash Sweep Dispositions” means any Disposition of the Electrification Assets or the SurfOS assets (including any corresponding Dispositions of Equity Interests in Surf Air Technologies Inc.), so long as any of the consideration received by the Company or any of its Subsidiaries in connection with such Disposition is cash or cash equivalents.

“Cash Sweep Financing” means all Cash Sweep Dispositions.

“Cash Sweep Notice” has the meaning set forth in Section 4(D)(iii).

“Cash Sweep Payment” has the meaning set forth in Section 4(D)(i).

“Closing Date Letter of Credit” means an irrevocable standby letter of credit, for the benefit of the Collateral Agent, issued by HSBC Bank USA, N.A., in a face amount equal to $30,000,000 and a current term (as of the Issue Date) expiring November 11, 2026 and otherwise on terms satisfactory to the Collateral Agent. For the avoidance of doubt, any Letter of Credit issued in substitution for the Closing Date Letter of Credit pursuant to the terms hereof shall be deemed to be the Closing Date Letter of Credit upon delivery of such substitute Letter of Credit to the Collateral Agent.
“Collateral” has the meaning set forth in the Security Agreements.
“Collateral Agent” means the Initial Holder in its capacity as collateral agent for the Holder and each Other Holder, together with any successor thereto in such capacity.
“Commission” means the U.S. Securities and Exchange Commission.
“Common Stock” means the common stock, par value $0.0001 per share, of the Company.
“Company Redemption Date” has the meaning set forth in Section 4(F).
“Company Redemption Notice” has the meaning set forth in Section 4(F).
“Company Redemption Price” means: () so long as no Event of Default shall have occurred that has not been waived and no Default shall have occurred and be continuing which has not been waived, a cash amount equal to one hundred percent (100%) of the Principal Amount of this Note being redeemed at such time, plus accrued and unpaid interest thereon; and () at any time that an Event of Default shall have occurred that has not been waived or a Default shall have occurred and be continuing which has not been waived, a cash amount equal to one hundred fifteen percent (115%) of the Principal Amount of this Note being redeemed at such time, plus accrued and unpaid interest thereon, provided, that if such Company Redemption Price described in this clause (b) is paid within three (3) Business Days after the Company has delivered the applicable Company Redemption Notice to the Holder, then such Company Redemption Price for such Principal Amount will be equal to one hundred percent (100%) of the Principal Amount of this Note being redeemed at such time, plus accrued and unpaid interest thereon.
“Compliance Certification” has the meaning set forth in Section 8(J)(ii).
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to () any Indebtedness or other obligations of another Person, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; () any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and () all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Control Agreement” has the meaning set forth in the Security Agreements.
“Controlled Account” has the meaning set forth in Section 8(J)(i).
“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by the Company or in which the Company now holds or hereafter acquires any interest.
“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.
“Default” means any event that is (or, after notice, passage of time or both, would be) an Event of Default.
“Default Interest” has the meaning set forth in Section 10(D).
“Disposition” means the sale, transfer, license, lease or other disposition of any property by the Company or any Subsidiary, including any sale and leaseback transaction and any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Disqualified Stock” means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:
(A)
matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;
(B)
is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock convertible or exchangeable solely at the option of the Company or a Subsidiary of the Company; provided that any such conversion or exchange will be deemed an incurrence of Indebtedness or Disqualified Stock, as applicable); or
(C)
is redeemable at the option of the holder thereof, in whole or in part,

in the case of each of clauses (A), (B) and (C), at any point prior to the one hundred eighty-first (181st) day after the Maturity Date.

“Electrification Assets” means the Company’s and its Subsidiaries’ current and future right, title and interest in and to their electrification technology program and any related contracts, products, services and materials intended to outfit new or existing aircraft by designing, developing, manufacturing, maintaining, selling and supporting fully electric or hybrid-electric powertrain technology for aircraft.

“Eligible Exchange” means any of The New York Stock Exchange, The NYSE American LLC, The Nasdaq Capital Market, The Nasdaq Global Market or The Nasdaq Global Select Market (or any of their respective successors).

“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including preferred stock or membership interests (however designated, whether voting or non-voting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and including, without limitation, any “equity security” (as that term is defined under Rule 405 promulgated under the Securities Act), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

“Equity Line of Credit” means () the Company’s existing GEM Facility and () any other equity line of credit solely for the issuance of common stock approved by written agreement by the Required Holders (which approval may be granted at any time by the Required Holders in their sole discretion and which equity line of credit shall not be amended or otherwise modified in a manner adverse to the Holder after the Required Holders have granted such approval).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Event of Default” has the meaning set forth in Section 10(A).
“Event of Default Acceleration Amount” means, with respect to the delivery of a notice pursuant to Section 10(B)(ii) declaring this Note (or a portion hereof) to be due and payable upon compliance with the conditions set forth in that section on account of an Event of Default, a cash amount equal to the sum of () the L/C Availability at such time so long as the Closing Date Letter of Credit is in effect and available to be drawn, () one hundred fifteen percent (115%) of the then outstanding principal amount of this Note (or such lesser principal amount accelerated pursuant to such notice), after deducting from such principal amount any amount available to be paid in pursuant to clause (1) pursuant to the Closing Date Letter of Credit then in effect, and () the accrued and unpaid interest on this Note; provided, that (x) if such amount is paid within three (3) Business Days after the Holder has delivered the Event of Default Redemption Notice to the Company, then such Event of Default Acceleration Amount for such principal amount will be equal to the sum of () one hundred percent (100%) of the then outstanding principal amount of this Note (or such lesser principal amount accelerated pursuant to such notice) plus () the accrued and unpaid interest on this Note, and (y) if such amount is paid more than three (3) Business Days after the Holder has delivered the Event of Default Redemption Notice to the Company, then such Event of Default Acceleration Amount shall be equal to the sum of () the amount then drawn on the Closing Date Letter of Credit, () one-hundred fifteen percent (115%) of the then-remaining outstanding principal amount of this Note (or such lesser principal amount accelerated pursuant to such notice), after deducting from such principal amount any payment pursuant to the Closing Date Letter of Credit pursuant to the foregoing clause (y)(I), and () the accrued and unpaid interest on this Note.
“Event of Default Notice” has the meaning set forth in Section 10(C).

“Event of Default Redemption Notice” has the meaning set forth in Section 10(B).
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Fundamental Change” means any of the following events:
(A)
a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company or its Wholly Owned Subsidiaries, or the employee benefit plans of the Company or its Wholly Owned Subsidiaries, files any report with the Commission indicating that such person or group has become the direct or indirect “beneficial owner” (as defined below) of shares of the Company’s common equity representing more than fifty percent (50%) of the voting power of all of the Company’s then-outstanding common equity; or
(B)
the consummation of () any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person (other than solely to one or more of the Company’s Wholly Owned Subsidiaries); or () any transaction or series of related transactions in connection with which (whether by means of merger, consolidation, share exchange, combination, reclassification, recapitalization, acquisition, liquidation or otherwise) all of the Common Stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, cash or other property (other than a subdivision or combination, or solely a change in par value, of the Common Stock); provided, however, that any merger, consolidation, share exchange or combination of the Company pursuant to which the Persons that directly or indirectly “beneficially owned” (as defined below) all classes of the Company’s common equity immediately before such transaction directly or indirectly “beneficially own,” immediately after such transaction, more than fifty percent (50%) of all classes of common equity of the surviving, continuing or acquiring company or other transferee, as applicable, or the parent thereof, in substantially the same proportions vis-à-vis each other as immediately before such transaction will be deemed not to be a Fundamental Change pursuant to this clause (B).

For purposes of this definition, (x) any transaction or event described in both clause (A) and in clause (B) above (without regard to the proviso in clause (B)) will be deemed to occur solely pursuant to clause (B) above (subject to such proviso); and (y) whether a Person is a “beneficial owner” and whether shares are “beneficially owned” will be determined in accordance with Rule 13d-3 under the Exchange Act.

“Fundamental Change Notice” has the meaning set forth in Section 6(C).

“Fundamental Change Repurchase Date” means the date as of which this Note must be repurchased for cash in connection with a Fundamental Change, as provided in Section 6(B).

“Fundamental Change Repurchase Price” means, with respect to this Note (or any portion of this Note to be repurchased) upon a Repurchase Upon Fundamental Change, a cash amount equal to the sum of () one hundred percent (100%) of the Principal Amount of this Note

(or such lesser principal amount to be repurchased pursuant to such notice) and () the accrued and unpaid interest on this Note.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided the definitions set forth in this Note and any financial calculations required thereby shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the date hereof.
“GEM Facility” means that Second Amended and Restated Share Purchase Agreement dated as of February 8, 2023, as amended and restated, by and between Surf Air Global Limited, a company limited by shares formed under the laws of the British Virgin Islands, Gem Global Yield LLC SCS, a “société en commandite simple” formed under the laws of Luxembourg, as purchaser, and Gem Yield Bahamas Limited, a limited company formed under the laws of the Commonwealth of the Bahamas, as in effect on the Issue Date.
“Holder” means the person in whose name this Note is registered on the books of the Company, which initially is the Initial Holder.
“Holder Approved Bank” means () HSBC Bank USA, N.A., () any of Citibank, Wells Fargo, Barclays, Bank of America, Morgan Stanley and JPMorgan, or () any other U.S.-based bank with a rating by S&P or Moody’s of at least A-/A3 that is reasonably acceptable to the Collateral Agent; provided, that, in the case of each of the foregoing clauses (i) through (iii) if any proceeding under any bankruptcy, insolvency or other similar applicable law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property shall have occurred in respect of any of the foregoing Persons, or if the long-term issuer credit rating of any such Person by either S&P or Moody’s is below A-/A3, such Person shall no longer be a “Holder Approved Bank”.
The term “including” means “including without limitation,” unless the context provides otherwise.
“Indebtedness” means, indebtedness of any kind, including, without duplication () all indebtedness for borrowed money or the deferred purchase price of property or services, including reimbursement and other obligations with respect to surety bonds and letters of credit, () all obligations evidenced by notes, bonds, debentures or similar instruments, () all Capital Lease Obligations, () all Contingent Obligations, and () Disqualified Stock.
“Initial Holder” has the meaning set forth in the cover page of this Note.
“Intellectual Property” means all of the Company’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; the Company’s applications therefor and reissues, extensions, or renewals thereof; and the Company’s goodwill associated with any of the foregoing, together with the Company’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.

“Intercreditor Agreement” has the meaning provided for such term in the Omnibus Amendment.
“Interest Payment Date” means () the first calendar day of each month, beginning on February 1, 2027; and () if not otherwise included in clause (A), the Maturity Date.
“Investment” means () any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, () any loan, advance or capital contribution to any Person, () the acquisition of all, or substantially all, of the assets of another Person, or () the purchase of any assets of another Person for greater than the fair market value of such assets to solely the extent of the amount in excess of the fair market value.
“Issue Date” means July 1, 2026.
“KORE Facility” means that certain Factoring and Security Agreement, dated as of August 9, 2024, between Southern Airways Express, LLC, a Delaware limited liability company, and KORE Capital Corporation, a Virginia corporation (as amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time).
“L/C Availability” means, at any time, an amount equal to () $30,000,000, minus () any amounts of any draws made under the Closing Date Letter of Credit from time to time.
“LamVen Note” means that certain Secured Promissory Note dated as of November 14, 2024 (as adjusted, amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time) made by the Company in favor of LamVen LLC.
“Letter of Credit” means a letter of credit with the Collateral Agent as the beneficiary that has substantially equivalent terms to the Closing Date Letter of Credit (including, for the avoidance of doubt and without limitation, () a face amount of not less than the L/C Availability in effect as of the date of determination, () a requirement that written notice must be provided to the Collateral Agent at least sixty (60) days prior to the then-current expiration date if the issuer does not intend to renew or reissue such letter of credit, () a final termination date of not earlier than March 31, 2029, () no conditions to the making of draws thereunder (except as set forth in the Closing Date Letter of Credit as in effect on the Issue Date) and () any other terms reasonably requested by the Collateral Agent and consented to by the Company and Park Lane (such consent not to be unreasonably withheld, delayed or conditioned)).
“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest; provided, that for the avoidance of doubt, licenses, strain escrows and similar provisions in collaboration agreements, research and development agreements that do not create or purport to create a security interest, encumbrance, levy, lien or charge of any kind shall not be deemed to be Liens for purposes of this Note.
“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal, in terms of volume, Eligible Exchange on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.
“Maturity Date” means January 1, 2028.
“New Convertible Note” means that certain $16,857,142.89 Senior Secured Convertible Note due 2027 issued by the Company to the Initial Holder on the Issue Date.
“Omnibus Amendment” means that certain Omnibus Amendment and Exchange Agreement, dated as of June 30, 2026, by and among the Company, the Initial Holder and HT Investments MA LLC.
The term “or” is not exclusive, unless the context expressly provides otherwise.
“Other Holder” means any person in whose name any Other Note is registered on the books of the Company.
“Other Notes” means any Notes that are of the same class of this Note and that are represented by one or more certificates other than the certificate representing this Note (including the New Convertible Note).
“Palantir Agreements” means, collectively, the Company’s and its Subsidiaries’ rights under () the Palantir Master Subscription Agreement dated May 18, 2021, as amended (as amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time) by and between the Company and Palantir Technologies, Inc. (“Palantir”); () that certain Amended and Restated Order No. 1 dated as of May 18, 2021, as amended, by and between the Company and Palantir (as amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time); () the Order #1 Share Issuance Agreement dated September 29, 2023, as amended, by and between the Company and Palantir; () the Order Form (Order #2) dated July 1, 2025, by and between the Company and Palantir; () the Order Form (Order #3) dated August 1, 2025, by and between the Company and Palantir; () the Order Form (Order #4) dated November 10, 2025, by and between the Company and Palantir; and () the Order Form (Order #5) dated June 19, 2026 and effective January 1, 2026, by and between the Company and Palantir, which provide the Company and its Subsidiaries subscription access to certain of Palantir’s proprietary commercial software platforms, including but not limited to Foundry and Palantir’s Artificial Intelligence Platform (AIP).
“Park Lane” means Park Lane Investments LLC.

“Partial Redemption Date” means, with respect to this Note, () the first calendar day of each month beginning on the later of () January 1, 2027 and () the earlier of () April 1, 2027, and () the first calendar day of the month immediately after the month in which the New Convertible Note is retired and () if not otherwise included in clause (A), the Maturity Date.
“Partial Redemption Payment” means, for any date that is a Partial Redemption Date, an amount equal to two million five hundred thousand dollars ($2,500,000); provided that the Holder and the Company may agree to adjust the size of any Partial Redemption Payment from time to time by mutual written consent.
“Patent License” means any written agreement granting any right with respect to any invention covered by a Patent that is in existence or a Patent application that is pending, in which agreement the Company now holds or hereafter acquires any interest.
“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.
“Permitted Indebtedness” means () Indebtedness evidenced by this Note, the New Convertible Note, and all other Senior Secured Convertible Notes issued pursuant to the Omnibus Amendment or the other Transaction Documents; () Indebtedness actually disclosed pursuant to the Omnibus Amendment as of the date of the Omnibus Amendment, other than any such Indebtedness (whether or not currently outstanding) owing to JGB Capital, L.P., JGB Partners, L.P., Deepdale Investors, LLC, or any affiliates of any of the foregoing (any such Indebtedness being referred to as “JGB Indebtedness”); () reimbursement agreement with respect to the Closing Date Letter of Credit, which reimbursement agreement is delivered as an exhibit pursuant to the Disclosure Schedules to the Omnibus Amendment; () Indebtedness evidenced by the Modified LamVen Note (as defined in the Intercreditor Agreement) in an aggregate principal amount not to exceed $2,600,000; () Indebtedness to trade creditors incurred in the ordinary course of business consistent with past practices; () Subordinated Indebtedness of the Company; () Indebtedness of any Subsidiary outstanding at any time secured by, and only by, () Liens on Aircraft (as such term is defined in the Security Agreement), parts, engines, components and/or other assets affixed or related thereto that are not Collateral (as such term is defined in the Security Agreement) and proceeds thereof, and any insurance proceeds and required cash deposits in respect thereof, and () either () cash collateral that is not Collateral (as such term is defined in the Security Agreement) funded by a third-party and held in escrow subject to release to the applicable Subsidiary only upon the establishment of (x) the letter of credit referred to in the proceeding clause (G)(b)(2), and (y) the intercreditor and/or subordination agreement referred to in the final proviso at the end of this clause (G), so long as () such cash collateral is contractually required to be, and is, applied to prepay outstanding principal of such Indebtedness actually advanced (together with accrued and unpaid scheduled interest thereon), on a dollar-for-dollar basis (without premium or penalty and excluding any original issue discount, it being understood and agreed that any portion of such Indebtedness consisting of original issue discount may (a) continue to be outstanding as principal after such prepayment to the extent otherwise permitted to remain outstanding under this clause (G), and (b) be paid as and when due and scheduled in accordance with the definitive documentation evidencing such Indebtedness to the extent otherwise permitted to be paid under this Note, the New Convertible Note and any applicable intercreditor and/or subordination agreement), in the event that the letter of credit and the intercreditor and/or subordination agreement referred to in the foregoing clauses (G)(b)(1)(x) and (G)(b)(1)(y), respectively, are not established by the date that is thirty (30) consecutive calendar days after the date of initial incurrence of such Indebtedness (and without any default or event of default under the legal documentation evidencing such Indebtedness resulting from such application of such cash collateral and/or from such failure of such letter of credit or intercreditor and/or subordination agreement to be established), and () the Holder is, at all times that such cash collateral is so held in escrow, designated as a third-party beneficiary of the release provisions governing such cash collateral to the satisfaction of Holder in its sole discretion, and/or () a letter of credit that is backed solely by third party assets (which assets are themselves not Collateral), so long as the intercreditor and/or subordination agreement referred to in the final proviso at the end of this clause (G) has been established and remains in full force and effect; provided that such Indebtedness (w) at no time outstanding exceeds the fair market value in aggregate of the assets described in the foregoing clause (G)(a) and clauses (G)(b)(1) or (G)(b)(2) (as in effect at such time), taken together, that secure such Indebtedness, (x) is not incurred by the Company or any Subsidiary (other than Southern Airways Pacific, LLC, Southern Airways Express, LLC, N107KA, Inc., N208EE, Inc. or N803F, Inc. (collectively, the “Aircraft-Owning Subsidiaries”)), (y) is non-recourse to the Company or any Subsidiary of the Company (other than the Aircraft-Owning Subsidiaries), and (z) is not secured, in any event, by any Collateral (as such term is defined in the Security Agreement), provided, further, that, the Company, or any Subsidiary of the Company, may guaranty such Indebtedness if such guaranty is unsecured and subject to an intercreditor and/or subordination agreement entered into by, and acceptable in its sole discretion to, Holder; () other unsecured Indebtedness in an aggregate principal amount not to exceed $250,000 so long as such unsecured Indebtedness does not () have a final maturity date, amortization payment, sinking fund, put right, mandatory redemption or other repurchase obligation at the option of the lender or holder of such Indebtedness, or be prepayable at the option of the Company, in any case earlier than one hundred eighty-one (181) days following the Maturity Date or () have any covenants that are more restrictive on the Company in any material respect than the covenants set forth in this Note; () Contingent Obligations that are guarantees of the Indebtedness described in clauses (A) through (H); and () extensions, refinancings and renewals of any items of Permitted Indebtedness (other than any Indebtedness repaid with the proceeds of this Note), provided that the principal amount is not increased or the terms modified to impose materially more burdensome terms upon the Company or its Subsidiaries, as the case may be, and provided further, that if the lender of any such proposed extension, refinancing or renewal of Permitted Indebtedness incurred hereunder is different from the lender of the Permitted Indebtedness to be so extended, refinanced or renewed then, in addition to the foregoing proviso, such Permitted Indebtedness shall also not () have a final maturity date, amortization payment, sinking fund, put right, mandatory redemption or other repurchase obligation at the option of the lender or holder of such indebtedness, or be prepayable at the option of the Company, in any case earlier than one hundred eighty-one (181) days following the Maturity Date or () have any covenants that are more restrictive on the Company in any material respect than the covenants set forth in this Note.

“Permitted Intellectual Property Licenses” means () Intellectual Property licenses actually disclosed pursuant to the Omnibus Amendment as of the date of the Omnibus Amendment, () non-perpetual Intellectual Property licenses granted in the ordinary course of business on arm’s length terms consisting of the licensing of technology, the development of technology or the providing of technical support which may include licenses with unlimited renewal options solely to the extent such options require mutual consent for renewal or are subject to financial or other conditions as to the ability of licensee to perform under the license; provided such license was not entered into during an Event of Default or continuance of a Default and () licenses granted in connection with the Palantir Agreements or any SurfOS assets.

“Permitted Investment” means: () Investments actually disclosed pursuant to the Omnibus Amendment as in effect as of the Issue Date; () () marketable direct obligations issued or unconditionally guaranteed by the United States Government or any agency or any State thereof maturing within one year from the date of acquisition thereof, () commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, () certificates of deposit issued by any bank headquartered in the United States with assets of at least five billion dollars ($5,000,000,000) maturing no more than one year from the date of investment therein, and () money market accounts; () Investments accepted in connection with Permitted Transfers; () Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of the Company’s business; () Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers in the ordinary course of business and consistent with past practice, provided that this clause (E) shall not apply to Investments consisting of credit extensions in the ordinary course of business and consistent with past practice by the Company in any Subsidiary thereof; () Investments consisting of () loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of Capital Stock of the Company pursuant to employee stock purchase plans or other similar agreements approved by the Company’s Board of Directors and () travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, provided that the aggregate of all such loans outstanding may not exceed fifty thousand dollars ($50,000) at any one time outstanding; () Investments in Wholly Owned Subsidiaries (which for purposes of this definition includes Surf Air Technologies Inc.); () Permitted Intellectual Property Licenses; () Investments in cash into joint ventures, so long as () such Investment is made on an arms’-length basis and () the equity interests in such joint venture have been pledged to the Collateral Agent in accordance with the terms of the Security Agreement; and () additional Investments that do not exceed six hundred thousand dollars ($600,000) in the aggregate in any twelve (12) month period.
“Permitted Liens” means any and all of the following: () Liens actually disclosed pursuant to the Omnibus Amendment as of the date of the Omnibus Amendment, other than any such Liens securing, or otherwise relating to or granted in connection with the incurrence of, any JGB Indebtedness; () Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested or negotiated in good faith by appropriate proceedings; provided, that the Company maintains adequate reserves therefor in accordance with GAAP; () Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of business; provided, that the payment thereof is not yet required; () Liens arising from judgments, decrees or attachments in circumstances which do not constitute a Default or an Event of Default hereunder; () the following deposits, to the extent made in the ordinary course of business: deposits under workers’ compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; () leasehold interests in leases or subleases and licenses granted in the ordinary course of the Company’s business and not interfering in any material respect with the business of the licensor; () Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; () Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); () statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; () easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; () Liens on Cash or Cash Equivalents securing obligations permitted under clauses (C) and (G) of the definition of Permitted Indebtedness; () Liens in favor of Holder or the Collateral Agent; () Liens on Aircraft (as such term is defined in the Security Agreement) and any insurance proceeds and required cash deposits in respect thereof, in each case, securing Indebtedness permitted under clause (H) of the definition of Permitted Indebtedness; () other Liens securing Indebtedness not to exceed $250,000 in the aggregate and so long as the assets subject to such Liens are not Collateral; () Permitted Intellectual Property Licenses; () Liens securing Indebtedness permitted under clause (D) of the definition of “Permitted Indebtedness”; and () Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (A) through (P) above (other than any Indebtedness repaid with the proceeds of this Note); provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.
“Permitted Transfers” means () dispositions of inventory sold, and Permitted Intellectual Property Licenses entered into, in each case, in the ordinary course of business, () dispositions of worn-out, obsolete or surplus property at fair market value in the ordinary course of business; () dispositions of Aircraft and other Equipment (each as defined in the Security Agreement) at fair market value in the ordinary course of business; () dispositions of accounts or payment intangibles (each as defined in the UCC) resulting from the compromise or settlement thereof in the ordinary course of business for less than the full amount thereof; () transfers of Intellectual Property constituting Permitted Investments in Subsidiaries under clause (G) of Permitted Investments; () dispositions of Excluded Collateral (as defined in the Security Agreement), () other transfers of assets to any joint venture so long as such transfer was made on an arms’-length basis and the equity interests in such joint venture have been pledged to the Collateral Agent in accordance with the terms of the Security Agreement; () other transfers of assets which have a fair market value of not more than six hundred thousand dollars ($600,000) in the aggregate in any twelve (12) month period; and () any Disposition of the Electrification Assets or the SurfOS assets (including any corresponding Dispositions of Equity Interests in Surf Air Technologies Inc.), so long as (x) if any portion of such Disposition constitutes a Cash Sweep Disposition, () the counterparty in such Disposition shall wire 50% of the gross proceeds of such portion of such Disposition directly into a Controlled Account (it being understood and agreed, for the avoidance of doubt, that any such wire of such amount of gross proceeds may simultaneously satisfy both this sub-clause (x)(i) and sub-clause (x)(i) of clause (I) of the definition of “Permitted Transfers” in the New Convertible Note), and () the Holder may require that the Company make a Cash Sweep Payment with respect to the portion of such Disposition constituting a Cash Sweep Disposition pursuant to the terms of Section 4(D) hereof, to the extent not applied as a Cash Sweep Payment (as defined in the New Convertible Note) in accordance with Section 4(C) of the New Convertible Note, and (y) if any portion of such Disposition does not constitute a Cash Sweep Disposition, the Equity Interests or other non-cash assets received in connection with such portion of the Disposition shall be Collateral in accordance with the terms of the Security Agreement; provided that any proceeds received from Permitted Transfers of described in clauses (A) through (I) of the definition hereof of Collateral (as defined in the Security Agreement) shall be reinvested in Company assets, which in the Company’s good faith determination shall be similar assets to the assets disposed in such Permitted Transfer of Collateral, which shall constitute Collateral.
“Person” or “person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
“PFG Facility” means that certain Convertible Note Purchase Agreement, dated as of June 21, 2023, by and between Surf Air Mobility Inc., a Delaware corporation, Surf Air Global Limited, a company limited by shares formed under the laws of the British Virgin Islands, and Partners for Growth V, L.P., as amended by that certain () Consent and Amendment, dated as of November 14, 2024, by and among Surf Air Global Limited, a company limited by shares formed under the laws of the British Virgin Islands, Surf Air Mobility Inc., a Delaware corporation, LamVen LLC and Partners for Growth V, L.P. and () Consent and Second Amendment to Convertible Note Purchase Agreement, dated as of even date herewith, by and among, Surf Air Global Limited, a company limited by shares formed under the laws of the British Virgin Islands, Surf Air Mobility Inc., a Delaware corporation, and the Subsidiaries of the foregoing, and Partners for Growth V, L.P., acknowledged and agreed to by Initial Holder, LamVen LLC, Park Lane Investments LLC and HT Investments MA LLC (as amended, restated, amended and restated, supplemented, replaced or otherwise modified from time to time).
“Principal Amount” has the meaning set forth in the cover page of this Note; provided, however, that the Principal Amount of this Note will be subject to reduction () pursuant to Section 4(D), Section 4(F), and Section 6 and () by an amount equal to the sum of (x) the sum of all Cash Sweep Payments made pursuant to Section 4(D) made prior to the date of determination of the Principal Amount of this Note then outstanding plus (y) the sum of all Partial Redemption Payments made prior to the date of determination of the Principal Amount of this Note then outstanding.

“Repurchase Upon Fundamental Change” means the repurchase of any Note by the Company pursuant to Section 6.
“Required Holders” has the meaning set forth in the Securities Purchase Agreement.
“Required Reserve Amount” has the meaning in Section 8(Q).
“Rule 144” means Rule 144 promulgated under the Securities Act.
“Securities Act” means the U.S. Securities Act of 1933, as amended.
“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of November 10, 2025, by and among the Company, the Initial Holder and HT Investments MA LLC providing, inter alia, for the issuance of that certain Senior Secured Convertible Note due 2028, with an initial stated aggregate principal amount of $74,000,000.
“Security Agreements” means those certain amended and restated security agreements, each dated as of the Issue Date, by and among the Company, certain Subsidiaries of the Company and the Collateral Agent.
“Security Document” has the meaning set forth in the Security Agreements.
“Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person that constitutes a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X under the Exchange Act) of such Person.
“Stated Interest” has the meaning set forth in Section 4(B).
“Stated Interest Rate” means, as of any date, a rate per annum equal to twelve percent (12.00%).
“Subordinated Indebtedness” means Indebtedness subordinated to the Notes pursuant to a written agreement between the Required Holders and the applicable lender in amounts and on terms and conditions satisfactory to the Required Holders in their sole discretion.
“Subsidiary” means, with respect to any Person, () any corporation, association or other business entity (other than a partnership or limited liability company) of which more than fifty percent (50%) of the total voting power of the Capital Stock entitled (without regard to the occurrence of any contingency, but after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees, as applicable, of such corporation, association or other business entity is owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person; and () any partnership or limited liability company where () more than fifty percent (50%) of the capital accounts, distribution rights, equity and voting interests, or of the general and limited partnership interests, as applicable, of such partnership or limited liability company are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such

Person, whether in the form of membership, general, special or limited partnership or limited liability company interests or otherwise; and () such Person or any one or more of the other Subsidiaries of such Person is a controlling general partner of, or otherwise controls, such partnership or limited liability company.
“Subsidiary Guaranty” means that certain Amended and Restated Guaranty Agreement, dated as of the Issue Date, by and among the Company, certain Subsidiaries of the Company and the Collateral Agent.
“Successor Corporation” has the meaning set forth in Section 9(A).

“SurfOS” means the Company’s and its Subsidiaries’ current and future right, title and interest in and to the SaaS/AI software platform solution and any current and future related contracts, products, services and materials for the advanced air mobility industry (including, without limitation, urban and regional and commercial air transportation companies, OEMs, operators, leasing companies, maintenance services, charging networks, and other entities in the ecosystem), and all Intellectual Property (as defined in the Security Agreement) in any of the foregoing or related thereto.

“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by the Company or in which the Company now holds or hereafter acquires any interest.
“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.
“Trading Day” means any day on which () trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal, in terms of volume, Eligible Exchange on which the Common Stock is listed for trading; and () there is no Market Disruption Event, provided that the Holder, by written notice to the Company, may waive any such Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.
“Transaction Documents” has the meaning set forth in the Securities Purchase Agreement.
“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York.
“Wholly Owned Subsidiary” of a Person means any Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

Section . Persons Deemed Owners.

The Holder of this Note will be treated as the owner of this Note for all purposes.

Section . Registered Form.

This Note, and any Note issued in exchange therefor or in substitution thereof, will be in registered form, without coupons.

Section . Partial Redemption Payments; Maturity Date Payment; Cash Sweep Payments; Company Redemption Election.

(A)
Partial Redemption Payments. The Company shall partially redeem this Note in an amount equal to the applicable Partial Redemption Payment (or portion thereof, if applicable) on each Partial Redemption Date. Each such Partial Redemption Payment shall be paid to Holder in cash on each Partial Redemption Date in accordance with Section 5(A). Any Partial Redemption Payment paid pursuant to this Section 4(A) shall reduce the Principal Amount by the amount of such paid amount. If this Note (or any portion of this Note) is to be redeemed pursuant to this Section 4(A), then, from and after the date the related Partial Redemption Payment is paid in full, this Note (or such portion) will cease to be outstanding.
(B)
Interest. Except as provided in Section 10(D), this Note will accrue interest (the “Stated Interest”) at a rate per annum equal to the Stated Interest Rate. Stated Interest on this Note will () accrue on the Principal Amount of this Note; () accrue from, and including, January 1, 2027 to, but excluding, the date of payment of such Stated Interest; () be paid to Holder in cash on each Interest Payment Date in accordance with Section 5(A); () be paid to Holder in cash concurrently on any date on which any portion of the outstanding Principal Amount of this Note is reduced or otherwise retired (including, for the avoidance of doubt, a Fundamental Change Repurchase Date, a Partial Redemption Date (with respect to the amount of interest then accrued on the portion of the Principal Amount being redeemed on such date), or any date that an Event of Default Acceleration Amount or Cash Sweep Payment is paid by the Company to the Holder); and () be computed on the basis of a 360-day year comprised of twelve 30-day months.
(C)
Maturity Date Payment. On the Maturity Date, the Company will pay the Holder an amount in cash equal to the then outstanding Principal Amount of this Note plus any accrued and unpaid interest on this Note.
(D)
Cash Sweep Payments.
(i)
For purposes of this Note, any payment made to the Holder pursuant to Section 4(D) shall be referred to as a “Cash Sweep Payment”.
(ii)
Concurrently with the completion of any Cash Sweep Disposition, the Company shall certify to Holder in writing () the amount of the applicable Cash Sweep Disposition and () the calculation of the potential Cash Sweep Amount with respect to such Cash Sweep Disposition (including a certification that such Cash Sweep Amount was calculated in accordance with the terms hereof) (such certification a “Cash Sweep

Certification”); provided, however, that, unless consented to by the Holder in writing, in the event that the extent of such Cash Sweep Financings and Cash Sweep Amount is such that the information required in such certification would constitute material non-public information regarding the Company, then the Company shall also concurrently publicly disclose such material non-public information on a Current Report on Form 8-K or otherwise.
(iii)
The Holder shall have the right to require the Company, which right shall be exercisable by delivery of written notice to the Company of the exercise of such right (a “Cash Sweep Notice”) by no later than ten (10) Business Days after receipt of the Cash Sweep Certification, to pay to the Holder in cash within two (2) Business Days following the delivery of such Cash Sweep Notice (regardless of whether the Company actually delivers a Cash Sweep Certification), all or a portion of the Cash Sweep Amount with respect to such Cash Sweep Financings. Any payment of the Cash Sweep Amount paid pursuant to this Section 4(D) shall reduce the Principal Amount by the amount of such paid amount.
(E)
Prepayment. The Company may not prepay this Note without the written consent of the Holder other than pursuant to Section 4(F).
(F)
Company Redemption Election.
(i)
The Company may redeem all or any portion of the then outstanding Principal Amount of this Note (a “Company Redemption”) on one or more occasions, beginning on the Issue Date, on a date or dates to be determined by the Company (any such date, a “Company Redemption Date”), for a cash redemption price equal to the Company Redemption Price; provided, that the Company must provide notice of a Company Redemption (“Company Redemption Notice”), which notice shall state the Company Redemption Date and the outstanding Principal Amount of this Note to be redeemed (which for avoidance of doubt shall not be less than the lesser of (x) five million dollars ($5,000,000) or (y) the full remaining Principal Amount outstanding), at least three (3) Business Days prior to such Company Redemption Date; provided that, until such date that the New Convertible Note is no longer outstanding, the Company must either () confirm in the applicable Company Redemption Notice that such Company Redemption does not constitute material, non-public information regarding the Company, or () have, on or prior to 8:30 a.m., New York City time, on the Trading Day on which such Company Redemption Notice is delivered, publicly disclosed any material, non-public information regarding such Company Redemption on a Current Report on Form 8-K or otherwise.
(ii)
If this Note is to be redeemed in full pursuant to this Section 4(F) then, from and after the date the related Company Redemption Price is paid in full, this Note will cease to be outstanding.

Section . Method of Payment; When Payment Date is Not a Business Day.

(G)
Method of Payment. The Company will pay all cash amounts due under this Note, the Security Agreements or the Subsidiary Guaranty by wire transfer of immediately available funds to the account of the Holder as set forth in a written notice of an account of such Holder delivered by the Holder to the Company at least two (2) Business Days before the date such amount is due.
(H)
[Reserved.]
(I)
Delay of Payment when Payment Date is Not a Business Day. If the due date for a payment on this Note as provided in this Note, the Security Agreements as provided therein or the Subsidiary Guaranty as provided therein is not a Business Day, then, notwithstanding anything to the contrary in any such document, such payment may be made on the immediately following Business Day and no interest will accrue on such payment as a result of the related delay.

Section . Required Repurchase of Note upon a Fundamental Change.

(J)
Repurchase Upon Fundamental Change. Subject to the other terms of this Section 6, if a Fundamental Change occurs, then the Holder will have the right to require the Company to repurchase this Note (or any portion of this Note in an Authorized Denomination) on the Fundamental Change Repurchase Date for such Fundamental Change for a cash purchase price equal to the Fundamental Change Repurchase Price.
(K)
Fundamental Change Repurchase Date. The Fundamental Change Repurchase Date for any Fundamental Change will be a Business Day of the Holder’s choosing that is no more than twenty (20) Business Days after the later of (x) the date the Company delivers to the Holder the related Fundamental Change Notice pursuant to Section 6(C); and (y) the effective date of such Fundamental Change.
(L)
Fundamental Change Notice. No later than the tenth (10th) Business Day before the occurrence of any Fundamental Change, the Company will send to the Holder a written notice (the “Fundamental Change Notice”) thereof (provided, however, in no event shall such notice be required prior to the actual public announcement of such Fundamental Change), stating the expected date such Fundamental Change will occur. No later than the fifth (5th) Business Day after the date of delivery of the Fundamental Change Notice, the Holder shall notify the Company in writing whether it will require the Company to repurchase this Note and specify the Fundamental Change Repurchase Date.
(M)
Effect of Repurchase. If this Note (or any portion of this Note) is to be repurchased upon a Repurchase Upon Fundamental Change, then, from and after the date the related Fundamental Change Repurchase Price is paid in full, this Note (or such portion) will cease to be outstanding and interest will cease to accrue on this Note (or such portion).

Section . [Reserved.]

Section . Affirmative and Negative Covenants.

(N)
Stay, Extension and Usury Laws. To the extent that it may lawfully do so, the Company () agrees that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law (wherever or whenever enacted or in force) that may affect the covenants or the performance of the Transaction Documents; and () expressly waives all benefits or advantages of any such law and agrees that it will not, by resort to any such law, hinder, delay or impede the execution of any power granted to the Holder by the Transaction Documents, but will suffer and permit the execution of every such power as though no such law has been enacted.
(O)
Corporate Existence. Subject to Section 9, the Company will cause to preserve and keep in full force and effect:
(i)
its corporate existence and the corporate existence of its Subsidiaries in accordance with the organizational documents of the Company or its Subsidiaries, as applicable; and
(ii)
the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries;

provided, however, that the Company need not preserve or keep in full force and effect any such rights (charter and statutory), license or franchise or existence of any of its Subsidiaries if the Board of Directors determines in good faith that (x) the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole; and (y) the loss thereof is not, individually or in the aggregate, materially adverse to the Holder.

(P)
Ranking. All payments due under this Note shall rank pari passu in right of payment with all senior secured indebtedness of the Company (including the New Convertible Note) and senior to any Subordinated Indebtedness in right of payment.
(Q)
Indebtedness; Amendments to Indebtedness. The Company shall not and shall not permit any Subsidiary to: () create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, other than Permitted Indebtedness; () prepay any Indebtedness except () by the conversion of Indebtedness into equity securities (other than Disqualified Stock), () the payment of cash in lieu of fractional shares in connection with such conversion, () prepayments of the LamVen Note and the PFG Facility as set forth therein, and, in each case, in accordance with the Intercreditor Agreement, () prepayments with respect to the KORE Facility in the ordinary course of business and () prepayments of accounts payable in the ordinary course of business; or () amend or modify any documents or notes evidencing any Indebtedness in a manner materially adverse to the Holder without the consent of the Required Holders (it being understood that each of the following actions shall be considered materially adverse to the Holder: () any increase in the principal amount of such Indebtedness (other than an increase in Modified LamVen Note not in excess of the cap set forth in clause (D) of the definition of “Permitted Indebtedness”), () any increase in the interest rate applicable to such Indebtedness (other than the institution of any default rate interest applicable thereto), () any shortening of the maturity of such Indebtedness, () any addition of new amortization payments or increase of existing amortization payments of such Indebtedness, () any increase in the scope of collateral securing such Indebtedness, () any change to the lien priority or subordination of such Indebtedness or () the inclusion of any new mandatory prepayment that could lead to such Indebtedness becoming due before the Maturity Date); provided that, notwithstanding the foregoing, the Company shall be permitted to () amend the Modified LamVen Note to increase the principal amount thereof to the extent otherwise permitted by the terms of this Note and the New Convertible Note and () make amendments to Indebtedness described in clause (K) of the definition of “Permitted Indebtedness”. The Company shall not and shall not permit any Subsidiary to incur any Indebtedness that would cause a breach or Default under the Notes or prohibit or restrict the performance of any of the Company’s or its Subsidiaries’ obligations under the Notes, including without limitation, the payment of interest and principal thereon.
(R)
Liens. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, permit or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.
(S)
Investments. The Company shall not directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; provided that the Company may not make any Investment (including a Permitted Investment) or permit any of its Subsidiaries to make any Investment (including a Permitted Investment) if () any Event of Default has occurred hereunder and has not been waived by the Required Holders or () any event or circumstance has occurred and is continuing which, with the giving of notice or passage of time or both, could constitute an Event of Default with respect to Section 10(A)(ii), Section 10(A)(iii), Section 10(A)(iv), Section 10(A)(v), Section 10(A)(vii), Section 10(A)(x), Section 10(A)(xii), Section 10(A)(xiv) or Section 10(A)(xvii).
(T)
Distributions. The Company shall not, and shall not allow any Subsidiary to, () repurchase or redeem any class of stock or other Equity Interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements provided under plans approved by the Board of Directors; provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or Equity Interest, or () declare or pay any cash dividend or make a cash distribution on any class of stock or other Equity Interest, except that a Subsidiary of the Company may pay dividends or make distributions to the Company or a parent company that is a direct or indirect Wholly Owned Subsidiary of the Company, or () lend money to any employees, officers or directors (except as permitted under clause (F) of the definition of Permitted Investment), or guarantee the payment of any such loans granted by a third party in excess of fifty thousand dollars ($50,000) in the aggregate or () waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of fifty thousand dollars ($50,000) in the aggregate. If there are dividends or distributions made by the Company or any Subsidiary (other than a Subsidiary of the Company paying dividends or making distributions to the Company or a parent company that is a direct or indirect Wholly Owned Subsidiary of the Company the assets of which are subject to a Lien in favor of the Holder pursuant to the Security Agreements), within one (1) Business Day following the date on which the Company files an Annual Report on Form 10-K or Quarterly Report on Form 10-Q with the Commission, the Company will provide the Holder with a written notice setting forth the aggregate amount of dividends or distributions made by the Company or any Subsidiary pursuant to this Section 8(G) for the period covered by such Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as applicable. Notwithstanding anything herein to the contrary, the Company shall not, and shall not allow any Subsidiary to, declare or pay any cash dividend or make a cash distribution on any class of stock or other Equity Interest if () any Event of Default has occurred hereunder and has not been waived by the Required Holders or () any event or circumstance has occurred and is continuing which, with the giving of notice or passage of time or both, could constitute an Event of Default with respect to Section 10(A)(ii), Section 10(A)(iii), Section 10(A)(iv), Section 10(A)(v), Section 10(A)(vii), Section 10(A)(x), Section 10(A)(xii), Section 10(A)(xiv) or Section 10(A)(xvii), other than a Subsidiary of the Company paying dividends or making distributions to the Company or a parent company that is a direct or indirect Wholly Owned Subsidiary of the Company, the assets of which are subject to a Lien in favor of the Holder pursuant to the Security Agreement.
(U)
Transfers. The Company shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of the assets of the Company and its Subsidiaries (taken as a whole), except for Permitted Transfers and Permitted Investments.
(V)
Taxes. Other than with respect to any taxes, fees and charges listed on Schedule 3(ee) to the Omnibus Amendment, the Company and its Subsidiaries shall pay when due all taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against the Company and its Subsidiaries or their respective assets or upon their ownership, possession, use, operation or disposition thereof or upon their rents, receipts or earnings arising therefrom. The Company and its Subsidiaries shall file on or before the due date therefor all personal property tax returns. Notwithstanding the foregoing, the Company and its Subsidiaries () may contest, in good faith and by appropriate proceedings, taxes for which they maintain adequate reserves therefor in accordance with GAAP and () shall be deemed to have complied with this Section 8(I) in respect of any tax delinquency so long as the Company or any of its Subsidiaries, as applicable, contests, remediates or enters into negotiations with respect to such tax delinquency and establishes adequate reserves therefor in accordance with GAAP, in each case, within ten (10) Business Days after receipt of notice thereof.
(W)
Minimum Liquidity.
(i)
The Company and its Subsidiaries shall have liquidity, calculated as unrestricted, unencumbered Cash and Cash Equivalents in one or more deposit accounts owned by the Company or a Guarantor (as defined in the Subsidiary Guaranty) located in the United States and subject to a Control Agreement entered into in favor of the Collateral Agent (each a “Controlled Account”), in a minimum amount equal to: () at all times, $5,000,000; and () at all times during at least forty-five (45) calendar days out of any sixty (60) consecutive calendar day period, $8,000,000.
(ii)
On or prior to the first (1st) Business Day of each month (or, if requested by the Holder in its sole discretion, within two (2) Business Days of such request or, if earlier, immediately in the event an Event of Default has occurred as a result of a breach of Section 8(D), Section 8(E), Section 8(F), Section 8(G), Section 8(H), Section 8(J)(i), Section 8(Q), Section 8(W), or Section 8(X)), the Company shall provide to the Holder a certification, in the form attached hereto as Exhibit A, executed on behalf of the Company by the Chief Financial Officer of the Company, certifying whether or not the Company has satisfied the requirements of Section 8(D), Section 8(E), Section 8(F), Section 8(G), Section 8(H), Section 8(J)(i), Section 8(Q), Section 8(W), or Section 8(X) during the immediately preceding calendar month (a “Compliance Certification”). If the Company determines in its sole discretion that such information constitutes material non-public information, then the Company will so indicate in the certification provided pursuant to the preceding sentence and the Company will concurrently disclose such material non-public information on a Current Report on Form 8-K or otherwise.
(X)
Change in Nature of Business. The Company shall not, and the Company shall cause each of its Subsidiaries to not, directly or indirectly, engage in any material line of business substantially different from those lines of business conducted by or publicly contemplated to be conducted by the Company and each of its Subsidiaries on the Issue Date or any business substantially related or incidental thereto.
(Y)
Maintenance of Properties, Etc. The Company shall maintain and preserve, and the Company shall cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or material (as determined by the Company in good faith) to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply at all times in all material respects with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.
(Z)
Maintenance of Intellectual Property. The Company will take, and the Company shall cause each of its Subsidiaries to take, all actions necessary or advisable to maintain and preserve all of the Intellectual Property Rights (as defined in the Securities Purchase Agreement) of the Company or such Subsidiary in each case that are necessary or material (as determined by the Company in good faith) to the conduct of its business in full force and effect.
(AA)
Maintenance of Insurance. The Company shall maintain, and the Company shall cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.
(BB)
Transactions with Affiliates. Neither the Company, nor any of its Subsidiaries, shall enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any affiliate (other than the Company or any of its Wholly Owned Subsidiaries), except transactions for fair consideration and on terms no less favorable to it than would be obtainable in a comparable arm’s length transaction with a Person that is not an affiliate thereof.
(CC)
Restricted Issuances. The Company shall not, and shall cause its Subsidiaries not to, directly or indirectly, without the prior written consent of the holders of a majority in aggregate principal amount of the Notes then outstanding, () issue any Notes (other than as contemplated by the Securities Purchase Agreement and the Notes) or () issue any other securities or incur any Indebtedness, in each case, that would cause a breach or Default under the Notes or that by its terms would prohibit or restrict the performance of any of the Company’s or its Subsidiaries’ obligations under the Notes, including, without limitation, the payment of principal thereon.

(DD)
Share Reserve. Upon the issuance of this Note, the Company shall have initially reserved and maintained no fewer than sixty million (60,000,000) shares of its authorized but unissued shares of Common Stock for issuance upon () the conversion of the New Convertible Note and/or any Other Notes (as applicable), and/or () the exercise of any warrants issued pursuant to the Securities Purchase Agreement (the “Required Reserve Amount”). The Holder shall have the sole and absolute discretion to require the Company to increase the Required Reserve Amount at any time and from time to time. Notwithstanding the foregoing, the Required Reserve Amount shall not be decreased at any time, except in connection with a stock combination, reverse stock split, or other similar corporate action resulting in a proportional adjustment to the Company’s outstanding Common Stock. If at any time the number of shares of Common Stock authorized and reserved for issuance is not sufficient to meet the Required Reserve Amount, the Company will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation, calling a special meeting of stockholders to authorize additional shares to meet the Company’s obligations pursuant to the Transaction Documents, in the case of an insufficient number of authorized shares, obtain stockholder approval (if required) of an increase in such authorized number of shares, and voting the management shares of the Company in favor of an increase in the authorized shares of the Company to ensure that the number of authorized shares is sufficient to meet the Required Reserve Amount.
(EE)
[Reserved.]
(FF)
Upon delivery by the Company to the Holder (or receipt by the Company from the Holder) of any notice in accordance with the terms of this Note, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, non-public information relating to the Company or any of its Subsidiaries, the Company shall on or prior to 9:00 am, New York City time on the Business Day immediately following such notice delivery date, publicly disclose such material, non-public information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, non-public information relating to the Company or any of its Subsidiaries, the Company so shall indicate to the Holder explicitly in writing in such notice (or immediately upon receipt of notice from the Holder, as applicable), and in the absence of any such written indication in such notice (or notification from the Company immediately upon receipt of notice from the Holder), the Holder shall be entitled to presume that information contained in the notice does not constitute material, non-public information relating to the Company or any of its Subsidiaries. Nothing contained in this Section 8(S) shall limit any obligations of the Company, or any rights of the Holder, under the Securities Purchase Agreement.
(GG)
The Company acknowledges and agrees that the Holder is not a fiduciary or agent of the Company, the Holder will not have any obligations hereunder except those obligations expressly set forth herein (and in the Securities Purchase Agreement and/or the Omnibus Amendment) and the Holder is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to this Note and not as a fiduciary or agent of the Company. The Company agrees that it will not assert any claim against the Holder based on an alleged breach of fiduciary duty by the Holder in connection with this Note. The Company acknowledges that the Holder shall have no obligation to () maintain the confidentiality of any information provided by the Company or () refrain from trading any securities while in possession of such information in the absence of a written non-disclosure agreement signed by an officer of the Holder that explicitly provides for such confidentiality and trading restrictions. In the absence of such an executed, written non-disclosure agreement, the Company acknowledges that the Holder may freely trade in any securities issued by the Company, may possess and use any information provided by the Company in connection with such trading activity, and may disclose any such information to any third party.
(HH)
[Reserved.]
(II)
The Company shall pay when due any and all fees and expenses owed by it under all deposit accounts located in the United States and subject to a Control Agreement entered into in favor of the Collateral Agent.
(JJ)
Within one Business Day after the date that is 60 days before the end of the then-current term of the Closing Date Letter of Credit, the Company shall request confirmation with the issuer of the Closing Date Letter of Credit that such issuer does intend to renew or reissue, and not cancel or terminate, the Closing Date Letter of Credit and shall notify the Collateral Agent of such issuer’s response to such request for confirmation.
(KK)
The Company shall () at all times have either an agreement providing for an “at-the-market” offering within the meaning of Rule 415(a)(4) of the Securities Act (an “ATM Sales Agreement”) pursuant to which the Company may issue and sell shares of Common Stock from time to time (an “ATM Program”) or an Equity Line of Credit in place and () ensure that at all times the ATM Program and Equity Line of Credit have available accessible aggregate capacity to generate gross proceeds to the Company of at least thirty million dollars ($30,000,000); provided that if at any time prior to August 1, 2026, the Company cannot satisfy the requirements set forth in the foregoing clauses (i) and (ii), then the Company shall have forty-five (45) days to replace such ATM Sales Agreement or Equity Line of Credit, as applicable.
(LL)
[Reserved.]
(MM)
[Reserved.]

Section . Successors.

The Company will not consolidate with or merge with or into, or (directly, or indirectly through one or more of its Subsidiaries) sell, lease or otherwise transfer, in one transaction or a series of transactions, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person, other than the Holder or any of its Affiliates (a “Business Combination Event”), unless:

(NN)
the resulting, surviving or transferee Person either (x) is the Company or (y) if not the Company, is a corporation (the “Successor Corporation”) duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that expressly assumes (by executing and delivering to the Holder, at or before the effective time of such Business Combination Event, a supplement to this instrument) all of the Company’s obligations under the Transaction Documents; and

(OO)
immediately after giving effect to such Business Combination Event, no Event of Default will have occurred that has not been waived and no Default will have occurred and be continuing which has not been waived.

At the effective time of any Business Combination Event, the Successor Corporation (if not the Company) will succeed to, and may exercise every right and power of, the Company under the Transaction Documents with the same effect as if such Successor Corporation had been named as the Company in the Transaction Documents, and, except in the case of a lease, the predecessor Company will be discharged from its obligations under this Note.

Section . Defaults and Remedies.

(PP)
Events of Default. “Event of Default” means the occurrence of any of the following (whose occurrence, for the avoidance of doubt, may be waived, but may not be cured):
(i)
a default in the payment when due of the Principal Amount (other than a Partial Redemption Payment), any amount due under Section 4(C) or Section 4(D), or the Fundamental Change Repurchase Price under this Note;
(ii)
a default for two (2) Business Days in the payment when due of () a Partial Redemption Payment, or () the interest on this Note;
(iii)
() as of the date that is 30 days prior to the expiration date of the current (as of the Issue Date) issuance period or term (or any subsequent issuance period or term) of the Closing Date Letter of Credit (as then in effect, giving effect to any prior renewals, amendments and substitutions permitted hereunder), such Closing Date Letter of Credit has not been renewed and the Company has not caused to be delivered to the Collateral Agent a substitute Letter of Credit issued by a Holder Approved Bank (any such substitute Letter of Credit, upon delivery to the Collateral Agent, becoming the Closing Date Letter of Credit), () the Closing Date Letter of Credit (giving effect to any renewals, amendments, reissuances and/or substitutions thereof in accordance with this Note) is for any reason no longer valid or in full force and effect, including because the issuer thereof is insolvent (other than by reason of a complete draw thereon), or has been presented to the issuer thereof in accordance with the terms thereof and of this Note and such issuer has refused or otherwise failed to fund any requested draws thereunder or () the issuer of the Closing Date Letter of Credit no longer constitutes a Holder Approved Bank and, by not later than () if such issuer’s rating by S&P and Moody’s is above BBB/Baa2, thirty (30) days thereafter and () if such issuer’s rating by S&P or Moody’s is at any time BBB/Baa2 or lower, the lesser of () ten (10) days thereafter or () the time remaining in the thirty (30) day period to find a substitute Letter of Credit, the Company has not caused to be delivered to the Collateral Agent a substitute Letter of Credit issued by a Holder Approved Bank (so long as the Collateral Agent has used its commercially reasonable efforts to cooperate with any reasonable requests from the Company in connection with the issuance of such substitute Letter of Credit) (any such substitute Letter of Credit, upon delivery to the Collateral Agent, becoming the Closing Date Letter of Credit); provided that, in the case of this clause (iii), (x) at all times the Collateral Agent shall either be in possession of the Closing Date Letter of Credit or such substitute Letter of Credit, (y) the Collateral Agent shall not be required to return the Closing Date Letter of Credit until it has possession of, and is satisfied with the form of, the original substitute Letter of Credit, and (z) no Default or Event of Default shall be deemed to have occurred directly or indirectly as a result of the Collateral Agent, any Holder, or any Affiliate thereof, notifying the issuer thereof in writing of the termination of the Closing Date Letter of Credit or requesting any issuer thereof to not re-new or re-issue or extend the Closing Date Letter of Credit, in each case without the written consent of the Company and Park Lane;
(iv)
a default in the Company’s obligation to issue shares pursuant to the New Convertible Note (or any portion thereof) in accordance with Section 5(B) and Section 7(C) of the New Convertible Note upon the exercise of the Holder’s right with respect thereto and Section 7(D) of the New Convertible Note upon the exercise of the Company’s right with respect thereto that continues for five (5) Trading Days (other than as a result of failure by the Holder to cooperate in settlement or operation of Section 7(J)(i) of the New Convertible Note) (with all defined terms used in this clause (A)(iv), other than the defined term “New Convertible Note”, having the respective meanings provided for such terms in the New Convertible Note);
(v)
a default in the Company’s obligation to timely deliver a Fundamental Change Notice pursuant to Section 6(C) or Cash Sweep Certification in accordance with the requirements of Section 4(D), or Compliance Certification and such default continues for three (3) Business Days, or the delivery of a materially false or materially inaccurate Fundamental Change Notice, Cash Sweep Certification, Company Redemption Notice or Compliance Certification;
(vi)
any failure to timely deliver an Event of Default Notice or any delivery of a materially false or materially inaccurate certification (including a materially false or materially inaccurate deemed certification) by the Company as to whether any Event of Default has occurred;
(vii)
a default in any of the Company’s obligations or agreements under this Note, the Warrants (as defined in the Securities Purchase Agreement) or any other Transaction Documents (in each case, other than a default set forth in clauses (i) – (vi) or (viii) – (xxi) of this Section 10(A)), or a breach of any representation or warranty in any material respect (other than representations or warranties subject to material adverse effect or materiality qualifications, which may not be breached in any respect) of any Transaction Document; provided, however, that if such default can be cured, then such default shall not be an Event of Default unless the Company has failed to cure such default within fifteen (15) days after its occurrence;
(viii)
any provision of any Transaction Document at any time for any reason (other than pursuant to the express terms thereof) ceases to be valid and binding on or enforceable against the Company or any of its Subsidiaries, or the validity or enforceability thereof is contested, directly or indirectly, by the Company or any of its Subsidiaries, or a proceeding is commenced by the Company or any of its Subsidiaries or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof;

(ix)
the Company fails to comply with any covenant set forth in Section 8(D), Section 8(E), Section 8(F), Section 8(G), Section 8(H), Section 8(J), Section 8(P), Section 8(Q), Section 8(V), Section 8(W) and Section 8(X) of this Note;
(x)
the suspension from trading or failure of the Common Stock to be trading or listed on the Company’s primary Eligible Exchange (measured in terms of trading volume for its Common Stock) on which the Common Stock is traded for a period of three (3) consecutive Trading Days;
(xi)
() the failure of the Company or any of its Subsidiaries to pay when due or within any applicable grace period () any amount due under the New Convertible Note or () any other Indebtedness (excluding Aircraft (as defined in the Security Agreement) financing Indebtedness incurred pursuant to clause (G) of the definition of Permitted Indebtedness) having an aggregate principal amount of at least two million dollars ($2,000,000) (or its foreign currency equivalent) of the Company or any of its Subsidiaries, whether such Indebtedness exists as of the Issue Date or is thereafter created, and whether such default has been waived for any period of time or is subsequently cured; or () the occurrence of any breach or default under any terms or provisions of () the New Convertible Note or () any other Indebtedness with an aggregate principal amount of at least two million dollars ($2,000,000) (or its foreign currency equivalent) of the Company or any of its Subsidiaries, if the effect of such failure or occurrence is to cause, or to permit the holder or holders of any such Indebtedness to cause, the New Convertible Note or the Indebtedness having an aggregate principal amount in excess of two million dollars ($2,000,000), as applicable, to become or be declared due prior to its stated maturity;
(xii)
one or more final judgments, orders or awards (or any settlement of any litigation or other proceeding that, if breached, could result in a judgment, order or award) for the payment of at least two million dollars ($2,000,000) (or its foreign currency equivalent) in the aggregate (excluding any amounts covered by insurance pursuant to which the insurer has been notified and has not denied coverage), is rendered against the Company or any of its Subsidiaries and remains unsatisfied and () enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement or () there shall be a period of thirty (30) consecutive Business Days after entry thereof during which () a stay of enforcement thereof is not in effect or () the same is not vacated, discharged, stayed or bonded pending appeal;
(xiii)
() the Company fails to timely file its quarterly reports on Form 10-Q or its annual reports on Form 10-K with the Commission in the manner and within the time periods required by the Exchange Act in a manner that results in the Company failing for any reason to satisfy the requirements of Rule 144(c)(1) under the Securities Act, including, without limitation, the failure to satisfy the current public information requirement under Rule 144(c), () the Company withdraws or restates any such quarterly report or annual report previously filed with the Commission or () the Company at any time ceases to satisfy the eligibility requirements set forth under Section I.A of the General Instructions to Form S-3;

(xiv)
the Company fails to remove any restrictive legend on any certificate or any shares of Common Stock issued to the Holder pursuant to any Securities (as defined in the Securities Purchase Agreement) acquired by the Holder under the Securities Purchase Agreement or the Omnibus Amendment (including the New Convertible Note) as and when required by such Securities or the Securities Purchase Agreement or the Omnibus Amendment, unless otherwise then prohibited by applicable federal securities laws, and, in each case, such default continues for five (5) Trading Days;
(xv)
[Reserved];
(xvi)
due to the Company’s or any of its Subsidiaries’ action or inaction, any Security Document shall for any reason fail or cease to create a separate valid and perfected, and, except to the extent permitted by the terms hereof or thereof, first priority Lien on the Collateral, in each case, in favor of the Collateral Agent in accordance with the terms thereof, or any material provision of any Security Document shall at any time for any reason cease to be valid and binding on or enforceable against the Company or any of its Subsidiaries or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any of its Subsidiaries or any governmental authority having jurisdiction over the Company or any of its Subsidiaries, seeking to establish the invalidity or unenforceability thereof;
(xvii)
any material tangible damage to, or loss, theft or destruction of, any Collateral (provided that any tangible damage, loss, theft or destruction of the Collateral that reduces the value of such Collateral by five hundred thousand dollars ($500,000) or more shall be deemed to be material), unless insured (which, for the avoidance of doubt, will be deemed to include any asset that is insured except to the extent the Company has received a formal denial of insurance coverage), or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Company or any Subsidiary, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect (as defined in the Securities Purchase Agreement) and such event or circumstance continues for five (5) days; for clarity, an Event of Default under this Section 10(A)(xvii) will not require any curtailment of revenue;
(xviii)
[Reserved];
(xix)
the Company or any of its Significant Subsidiaries, pursuant to or within the meaning of any Bankruptcy Law, either:
(1)
commences a voluntary case or proceeding;
(2)
consents to the entry of an order for relief against it in an involuntary case or proceeding;
(3)
consents to the appointment of a custodian of it or for any substantial part of its property;

(4)
makes a general assignment for the benefit of its creditors;
(5)
takes any comparable action under any foreign Bankruptcy Law; or
(6)
generally is not paying its debts as they become due;
(xx)
a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that either:
(1)
is for relief against Company or any of its Significant Subsidiaries in an involuntary case or proceeding;
(2)
appoints a custodian of the Company or any of its Significant Subsidiaries, or for any substantial part of the property of the Company or any of its Significant Subsidiaries;
(3)
orders the winding up or liquidation of the Company or any of its Significant Subsidiaries; or
(4)
grants any similar relief with respect to the Company or any of its Significant Subsidiaries under any foreign Bankruptcy Law,

and, in each case under this Section 10(A)(xx), such order or decree remains unstayed and in effect for at least thirty (30) days; or

(xxi)
the Company’s stockholders approve any plan for the liquidation or dissolution of the Company.
(QQ)
Acceleration and Remedies.
(i)
Automatic Acceleration in Certain Circumstances. If an Event of Default set forth in Section 10(A)(xix) or Section 10(A)(xx) occurs with respect to the Company (and not solely with respect to a Significant Subsidiary of the Company), then the then outstanding portion of the Principal Amount of, and all accrued and unpaid interest on, this Note will immediately become due and payable without any further action or notice by any Person.
(ii)
Optional Acceleration. If an Event of Default (other than an Event of Default set forth in Section 10(A)(xix) or Section 10(A)(xx)) occurs and has not been waived by the Holder, then the Holder, by notice to the Company and Park Lane (each such notice, an “Event of Default Redemption Notice”), may declare this Note (or any portion thereof) to become due and payable on the Business Day immediately following the date of such notice for cash in an amount equal to the Event of Default Acceleration Amount.
(iii)
Notwithstanding anything herein to the contrary, solely to the extent that any Event of Default shall have occurred that has not been waived and the Holder has not received the payment in full of the Event of Default Acceleration Amount pursuant to an Event of Default Redemption Notice nor has Park Lane purchased this Note in whole pursuant to the terms of Section 10(B)(iv), the Holder may direct the Collateral Agent to () (x) if, on or after the third Business Day after delivery of an Event of Default Redemption Notice (other than in connection with an Event of Default occurring under Section 10(A)(iii), for which no such three (3) Business Days’ period shall be required), the Holder has neither received from the Company the Event of Default Acceleration Amount nor has the Holder received from Park Lane a Notice of Purchase pursuant to the terms of Section 10(B)(iv) prior to such third Business Day (as applicable), or (y) if Park Lane has delivered to the Holder a Notice of Purchase pursuant to Section 10(B)(iv) prior to the date that is three (3) Business Days after delivery of an Event of Default Redemption Notice (other than in connection with an Event of Default occurring under Section 10(A)(iii), for which no such three (3) Business Days’ period shall be required) and Park Lane has not consummated the purchase of this Note on or prior to the date that is five (5) Business Days after the delivery of the Event of Default Redemption Notice, draw on the Closing Date Letter of Credit up to the remaining L/C Availability thereunder, solely in order to apply, and the Company hereby authorizes and directs the Collateral Agent to apply, and Collateral Agent shall apply, such amounts drawn in respect of the Closing Date Letter of Credit to any amount then due and payable by the Company in respect of the Event of Default Acceleration Amount pursuant to such Event of Default Redemption Notice and all costs and expenses set forth in Section 20 hereof in connection with the enforcement of this Note, all without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Company, and () exercise any and all rights and remedies provided to Collateral Agent or the Holder under this Note or any Security Document and/or at law or equity, including any and all rights and remedies available under the UCC, if applicable. Notwithstanding anything to the contrary in this Note or the other Transaction Documents, any amounts received by, or on behalf of, the Holder or the Collateral Agent in connection with any exercise of remedies in connection herewith, shall be applied to the amounts outstanding under this Note and/or the amounts outstanding under the New Convertible Note, in the sole discretion of the Holder (provided, that, the application of any proceeds of Collateral shall be subject to the Intercreditor Agreement), and shall reduce the amount of the respective obligations hereunder and thereunder, and any such amounts in excess of such obligations shall be paid to () Park Lane, in the case of any proceeds of the Closing Date Letter of Credit, and () the Company or its designee, otherwise. Notwithstanding anything in this Note or the other Transaction Documents to the contrary but subject to the final sentence of this clause (B)(iii), the sole and exclusive recourse of the Holder, the Collateral Agent, and each Other Holder against Park Lane (in respect of this Note, the New Convertible Note, the other Transaction Documents, any Event of Default, or any other default, deficiency, event, circumstance, obligation or liability whatsoever, whenever and however arising) shall be to draw on the Closing Date Letter of Credit up to the L/C Availability in effect at the time of the applicable draw. In no event shall the aggregate amount recovered from Park Lane in respect of this Note and the New Convertible Note exceed the amounts actually drawn and received under the Closing Date Letter of Credit, and, subject to the final sentence of this clause (B)(iii), none of the Holder, the Collateral Agent, or any Other Holder shall have any recourse against Park Lane, or any property or assets of Park Lane (other than the Closing Date Letter of Credit and the proceeds thereof), for any deficiency, reimbursement, indemnity, contribution or other amount, whether arising before or after any draw on the Closing Date Letter of Credit. For the avoidance of doubt, nothing in this paragraph limits the recourse of the Holder, the Collateral Agent, or any Other Holder against the Company or any Guarantor (as defined in the Subsidiary Guaranty), or against the Collateral, for the obligations under the Transaction Documents. The Holder’s allocation of amounts as between this Note and the New Convertible Note shall not impair, reduce or otherwise affect Park Lane’s rights of reimbursement, subrogation or contribution in respect of any draw on the Closing Date Letter of Credit. Notwithstanding anything to the contrary in the foregoing of this clause (B)(iii), nothing in this clause (B)(iii) is intended to, nor shall, restrict, limit or nullify any rights and/or remedies, at law or in equity, of the Collateral Agent and/or the Holder arising under, or exercised in connection with in the enforcement of its rights in respect of, the Intercreditor Agreement or the Closing Date Letter of Credit.
(iv)
Notwithstanding anything herein to the contrary, (x) after the Holder has delivered an Event of Default Redemption Notice and prior to the date that is three (3) Business Days thereafter and so long as the Holder has not received the payment in full of the Event of Default Acceleration Amount pursuant to such Event of Default Redemption Notice on or prior to such date, Park Lane may deliver a written notice to the Holder (a “Notice of Purchase”) indicating Park Lane’s intent to purchase any remaining portion of this Note in whole, but not in part, on a date, to be specified in such Notice of Purchase, no later than the fifth Business Day after the applicable Event of Default Redemption Notice was given, and (y) after delivery of a Notice of Purchase, Park Lane may effect such purchase by paying Holder in accordance with the terms of the applicable Event of Default Redemption Notice, on the date specified in the Notice of Purchase, cash in an amount equal to any unpaid Event of Default Acceleration Amount as of such date of determination; and the Company hereby consents to such transfer. Park Lane shall be a third party beneficiary of this paragraph.
(RR)
Notice of Events of Default. Promptly, but in no event later than one (1) Business Day after an Event of Default, the Company will provide written notice of such Event of Default to the Holder (an “Event of Default Notice”), which Event of Default Notice shall include () a reasonable description of the applicable Event of Default, () the date on which the Event of Default occurred and () the date on which the Default underlying such Event of Default initially occurred, if different than the date on which the Event of Default occurred.
(SS)
Default Interest. If an Event of Default occurs, then in each case, to the extent lawful, interest (“Default Interest”) will automatically accrue on the Principal Amount outstanding as of the date of such Event of Default at a rate per annum equal to fifteen percent (15.00%), from, and including, the date of such Event of Default to, but excluding, the date such Event of Default is waived and all outstanding Default Interest under this Note has been paid. Default Interest hereunder will be computed on the basis of a 360-day year comprised of twelve 30-day months and will be payable in arrears on the earlier of () the first day of each calendar month, () the date such Event of Default is waived, () the date on which any portion of the outstanding Principal Amount of this Note is reduced or otherwise retired (including, for the avoidance of doubt, a Fundamental Change Repurchase Date, Partial Redemption Date or any date that an Event of Default Acceleration Amount or Cash Sweep Payment is paid by the Company to the Holder), and () the Maturity Date.

Section . Ranking.

All payments due under this Note shall rank pari passu in right of payment with all senior secured indebtedness of the Company (including the New Convertible Note) and senior to any Subordinated Indebtedness in right of payment.

Section . Replacement Notes.

If the Holder of this Note claims that this Note has been mutilated, lost, destroyed or wrongfully taken, then the Company will issue, execute and deliver a replacement Note upon surrender to the Company of such mutilated Note, or upon delivery to the Company of evidence of such loss, destruction or wrongful taking reasonably satisfactory to the Company. In the case of a lost, destroyed or wrongfully taken Note, the Company may require the Holder to provide such security or an indemnity that is reasonably satisfactory to the Company to protect the Company from any loss that it may suffer if this Note is replaced.

Section . Notices.

Any notice or communication to the Company or Park Lane will be deemed to have been duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), electronic transmission (including e-mail) or other similar means of unsecured electronic communication or overnight air courier guaranteeing next day delivery, or to the other’s address, which initially is as follows:

Surf Air Mobility Inc.

5080 Spectrum Drive, Suite 200
Addison, TX 75001

Attention: Deanna White, Chief Executive Officer

Email address: deanna.white@surfair.com

With copies to:

Surf Air Mobility Inc.

12111 Crenshaw Boulevard
Hawthorne, CA 90250

Attention: General Counsel

Email address: legalnotices@surfair.com

Sullivan & Worcester LLP

1251 Avenue of the Americas, 19th Floor

New York, NY 10020

Attention: Ron Ben-Bassat

Email Address: rbenbassat@sullivanlaw.com

Park Lane Investments LLC
53 Greenwich Ave, 2nd Floor

Greenwich, CT 08630

Attention: James Holland; Michael Barker

Email: james.holland@parklaneinvestmentsllc.com;

mike.barker@parklaneinvestmentsllc.com

With copies to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue

New York, NY 10166

Attention: Yair Galil

Email address: ygalil@gibsondunn.com

The Company, by notice to the Holder, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to the Holder will be by e-mail to its e-mail address, which initially is as set forth in the Securities Purchase Agreement. The Holder, by notice to the Company, may designate additional or different addresses for subsequent notices or communications.

If a notice or communication is mailed in the manner provided above within the time prescribed, it will be deemed to have been duly given, whether or not the addressee receives it.

Section . Successors and Assigns.

All agreements of the Company in this Note will bind its successors and will inure to the benefit of the Holder’s successors and assigns. Notwithstanding the foregoing, the Holder shall not assign or transfer this Note, or any of the Holder’s rights hereunder, to any Person, other than to the Holder’s Affiliates, unless an Event of Default shall have occurred and be continuing, and any purported assignment or transfer in contravention of the foregoing shall be void and of no effect, and Park Lane is a third party beneficiary of the foregoing restrictions.

Section . Severability.

If any provision of this Note is invalid, illegal or unenforceable, then the validity, legality and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

Section . Headings, Etc.

The headings of the Sections of this Note have been inserted for convenience of reference only, are not to be considered a part of this Note and will in no way modify or restrict any of the terms or provisions of this Note.

Section . Amendments.

Other than this Section 17, which may not be modified, amended or waived, this Note may not be amended or modified unless in writing by the Company and the Required Holders (and, in the case of any provision (x) of which Park Lane is an explicit third party beneficiary, or (y) which requires notice to, or provides for consent by, Park Lane, or (z) which directly relates to draws on, issuance or modification of, renewal or replacement of, or conformity with this Note of, the Closing Date Letter of Credit, in each case, by Park Lane), and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit.

Section . Governing Law; Waiver of Jury Trial.

All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company and each Holder hereby irrevocably submits to the exclusive jurisdiction of any U.S. Federal Court with applicable subject matter jurisdiction sitting in the City of New York, Borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or under any of the other Transaction Documents or with any transaction contemplated hereby or thereby, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude any Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to such Holder or to enforce a judgment or other court ruling in favor of such Holder. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR UNDER ANY OTHER TRANSACTION DOCUMENT OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY OTHER TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY.

Section . Submission to Jurisdiction.

The Company () agrees that any suit, action or proceeding against it arising out of or relating to this Note may be instituted in any U.S. Federal Court with applicable subject matter jurisdiction sitting in the City of New York, Borough of Manhattan; () waives, to the fullest extent permitted by applicable law, () any objection that it may now or hereafter have to the laying of venue of any such suit, action or proceeding; and () any claim that it may now or hereafter have that any such suit, action or proceeding in such a court has been brought in an inconvenient forum; and () submits to the nonexclusive jurisdiction of such court in any such suit, action or proceeding.

Section . Enforcement Fees.

The Company agrees to pay all costs and expenses of the Holder incurred as a result of enforcement of this Note and the collection of any amounts owed to the Holder hereunder (whether in cash, Common Stock or otherwise), including, without limitation, reasonable and documented attorneys’ fees and expenses.

Section . Electronic Execution.

The words “execution,” “signed,” “signature,” and words of similar import in this Note shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), the Electronic Signatures and Records Act of 1999 (N.Y. State Tech. §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act.

Section . Letter of Credit Assignability.

The Collateral Agent hereby covenants and agrees, for the express benefit of Park Lane (who shall be a third party beneficiary of this Section 22), that, unless an Event of Default shall have occurred and be continuing, it shall not assign the Closing Date Letter of Credit or any substitute Letter of Credit, or any of its rights thereunder as the beneficiary, to any Person other than to the Collateral Agent’s Affiliates.

* * *

Exhibit A

Form of Covenant Compliance Certification

The undersigned, the duly qualified and elected Chief Financial Officer of SURF AIR MOBILITY INC., a Delaware corporation (the “Company”), does hereby certify in such capacity and on behalf of the Company, pursuant to the Senior Secured Term Note due 2028, issued July 1, 2026 (the “Note”), issued by the Company to High Trail Special Situations LLC, that:

i.
the Company satisfied the requirements of Section 8(D) of the Note during the calendar month ended [  ];
ii.
the Company satisfied the requirements of Section 8(E) of the Note during the calendar month ended [  ];
iii.
the Company satisfied the requirements of Section 8(F) of the Note during the calendar month ended [  ];
iv.
the Company satisfied the requirements of Section 8(G) of the Note during the calendar month ended [  ];
v.
the Company satisfied the requirements of Section 8(H) of the Note during the calendar month ended [  ];
vi.
the Company satisfied the requirements of Section 8(J)(i) of the Note during the calendar month ended [  ];
vii.
the Company satisfied the requirements of Section 8(Q) of the Note during the calendar month ended [  ];
viii.
the Company satisfied the requirements of Section 8(W) of the Note during the calendar month ended [  ]; and
ix.
the Company satisfied the requirements of Section 8(X) of the Note during the calendar month ended [  ].

Capitalized terms used herein without definition shall have the meanings given to such terms in the Note.

SURF AIR MOBILITY INC.
By:
Name:
Title:

Date: __________________